Exhibit 99.1


                        Report of Independent Accountants
                        ---------------------------------


To the Stockholders and
Board of Directors of Omnicare, Inc.

In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Omnicare, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of CompScript, Inc., or IBAH, Inc., wholly-owned subsidiaries, which statements reflect combined total assets of $122,517,000 and $106,612,000 at December 31, 1997 and 1996,
respectively, and combined total revenues of $138,682,000, $104,836,000 and $77,723,000 for the three years ended December 31, 1997, 1996 and 1995, respectively. These statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for CompScript, Inc. and IBAH, Inc. is based solely on the reports of the other auditors. We conducted our audits of the consolidated financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Cincinnati, Ohio
January 30,1998,
except as to the poolings-of-interests with
CompScript, Inc. and IBAH, Inc. which are as of
June 26, 1998 and June 29, 1998, respectively, and
except for Note 13, which is as of April 17, 1998

               Report of Independent Certified Public Accountants

The Board of Directors
  and Shareholders
CompScript, Inc.

We have audited the accompanying consolidated balance sheet of CompScript, Inc. and Subsidiaries (the Company) as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CompScript, Inc. and Subsidiaries at December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                       /s/ ERNST & YOUNG LLP
                                                       ---------------------
                                                       ERNST & YOUNG LLP

West Palm Beach, Florida
March 6, 1998

               Report of Independent Certified Public Accountants

The Board of Directors
 and Shareholders
CompScript, Inc.

We have audited the accompanying supplemental consolidated balance sheet of CompScript, Inc. and Subsidiaries (the Company) (formed as a result of the consolidation of CompScript, Inc.; Medical Services Consortium, Inc.; Campo Medical Pharmacy, Inc.; and Hytree Pharmacy, Inc.) as of December 31, 1996, and the related supplemental consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996. The supplemental consolidated financial statements give retroactive effect to the mergers of CompScript, Inc. and Medical Services Consortium, Inc.; Campo Medical Pharmacy, Inc.; and Hytree Pharmacy, Inc. on January 10, 1997, February 28, 1997 and March 26, 1997, respectively, which have been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CompScript, Inc. and Subsidiaries at December 31, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, after giving retroactive effect to the combination of Medical Services Consortium, Inc.; Campo Medical Pharmacy, Inc.; and Hytree Pharmacy, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


                                                  /s/ ERNST & YOUNG LLP
                                                  ---------------------
                                                  ERNST & YOUNG LLP

West Palm Beach, Florida
June 18, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To IBAH, Inc.:

We have audited the accompanying consolidated balance sheets of IBAH, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IBAH, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As explained in Note 5 to the Consolidated Financial Statements, the Company has given retroactive effect to the change in accounting for its convertible security with a beneficial conversion feature.


                                                  /s/ ARTHUR ANDERSEN LLP
                                                  -----------------------
                                                  ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
  February 5, 1998 (except with respect
    to the matter discussed in Note 20
    as to which the date is March 30, 1998).

                        CONSOLIDATED STATEMENT OF INCOME
                     Omnicare, Inc. and Subsidiary Companies

(In thousands, except per share data)


                                                             For the years ended December 31,
                                                           ------------------------------------
                                                              1997           1996        1995
                                                           ----------      --------    --------
Sales                                                      $1,034,384      $641,440    $477,359
Cost of sales                                                 725,923       448,241     339,679
                                                           ----------      --------    --------
Gross profit                                                  308,461       193,199     137,680

Selling, general and administrative expenses                  199,050       126,596      95,367
Acquisition expenses, pooling-of-interests (Note 2)             4,321         1,624       1,292
Nonrecurring expenses (Note 14)                                 7,521           510       4,000
                                                           ----------      --------    --------
Operating income                                               97,569        64,469      37,021
Investment income                                               5,720        12,139       3,784
Interest expense                                               (6,556)       (4,332)     (6,612)
Other expense (Note 15)                                          (800)            -           -
                                                           ----------      --------    --------
Income before income taxes                                     95,933        72,276      34,193

Income taxes                                                   41,828        28,613      16,672
                                                           ----------      --------    --------
Income from continuing operations                              54,105        43,663      17,521
Loss from discontinued operations (Note 16)                    (2,154)         (389)     (1,546)
                                                           ----------      --------    --------
        Net income                                             51,951        43,274      15,975

Deemed dividend on preferred stock (Note 17)                        -             -      (2,712)
                                                           ==========      ========    ========
        Net income available to common stockholders        $   51,951      $ 43,274    $ 13,263
                                                           ==========      ========    ========
Earnings (loss) per share - Basic:

        Continuing operations
           available to common stockholders                $      .63      $    .62    $    .26
        Discontinued operations                                  (.02)            -        (.02)
                                                           ----------      --------    --------
               Net income available to common stockholders $      .61      $    .62    $    .24
                                                           ==========      ========    ========
Earnings (loss) per share - Diluted:

        Continuing operations
           available to common stockholders                $      .62      $    .57    $    .26
        Discontinued operations                                  (.02)            -        (.02)
                                                           ==========      ========    ========
               Net income available to common stockholders $      .60      $    .57    $    .24
                                                           ==========      ========    ========
Weighted average number of common shares outstanding:
        Basic                                                  85,692        69,884      56,216
                                                           ==========      ========    ========

        Diluted                                                86,710        81,089      69,406
                                                           ==========      ========    ========

The Notes to Consolidated Financial Statements are an integral part of this statement.

                           CONSOLIDATED BALANCE SHEET
                     Omnicare, Inc. and Subsidiary Companies

(In thousands, except share data)
                                                                                                  December 31,
                                                                                            1997               1996
                                                                                         ----------------------------
ASSETS
Current assets:
    Cash and cash equivalents                                                            $  138,062          $232,961
    Accounts receivable, less allowances
     of $17,994 (1996-$6,790)                                                               278,525           152,897
    Inventories                                                                              90,366            46,053
    Deferred income tax benefits                                                             10,465             6,116
    Other current assets                                                                     24,954            13,271
                                                                                         ----------          --------
            Total current assets                                                            542,372           451,298

Properties and equipment, at cost less accumulated
    depreciation of $53,703 (1996-$36,594)                                                  101,662            66,085
Goodwill, less accumulated amortization
    of $30,247 (1996-$16,456)                                                               726,696           294,221
Other assets                                                                                 41,416            16,705
                                                                                         ----------          --------
            Total assets                                                                 $1,412,146          $828,309
                                                                                         ==========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                                     $   54,840          $ 28,431
    Amounts payable pursuant to acquisition agreements                                       17,073            11,651
    Current portion of long-term debt                                                        13,252             4,396
    Accrued employee compensation                                                            34,304            17,502
    Deferred revenue                                                                         22,270            22,812
    Other current liabilities                                                                45,808            24,105
                                                                                         ----------          --------
            Total current liabilities                                                       187,547           108,897

Long-term debt                                                                              359,148             5,755
Deferred income taxes                                                                        10,517             4,232
Amounts payable pursuant to acquisition agreements                                           10,404             9,088
Other noncurrent liabilities                                                                 14,777            11,118
                                                                                         ----------          --------
            Total liabilities                                                               582,393           139,090

Stockholders' equity:
    Preferred stock-authorized 1,000,000 shares without par value; none issued
    Common stock-authorized 110,000,000 shares $1 par;
            88,260,600 shares issued (1996-82,753,687 shares issued)                         88,261            82,754
    Paid-in capital                                                                         609,117           510,835
    Retained earnings                                                                       151,153           106,560
                                                                                         ----------          --------
                                                                                            848,531           700,149

    Treasury stock, at cost-102,046 shares (1996-0 shares)                                   (2,926)                -
    Deferred compensation                                                                   (14,807)           (9,503)
    Unallocated stock of ESOP                                                                  (940)           (1,660)
    Cumulative translation adjustment                                                          (105)              233
                                                                                         ----------          --------
            Total stockholders' equity                                                      829,753           689,219
                                                                                         ----------          --------
    Contingencies (Note 13)
            Total liabilities and stockholders' equity                                   $1,412,146          $828,309
                                                                                         ==========          ========


    The Notes to Consolidated Financial Statements are an integral part of this statement.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     Omnicare, Inc. and Subsidiary Companies

(In thousands)

                                                                                        For the years ended December 31,
                                                                                   ------------------------------------------
                                                                                     1997              1996            1995
                                                                                   ---------        ---------        --------
Cash flows from operating activities:
Net income                                                                         $  51,951        $  43,274        $ 15,975
Adjustments to reconcile net income to net cash
 flows from operating activities:
  Depreciation and amortization                                                       31,105           18,934          13,832
  Provision for doubtful accounts                                                      8,370            4,457           3,402
  Deferred tax provision                                                              10,395            3,011           1,830
  Discontinued operations                                                              2,154              389           1,546
  Loss on note receivable                                                                800                -               -
  Goodwill impairment charge                                                               -                -           3,636
  Other                                                                                  170            1,188             639
Changes in assets and liabilities, net of effects
 from acquisition/disposal of businesses:
  Accounts receivable                                                                (84,278)         (36,488)        (26,216)
  Inventories                                                                        (29,250)          (8,972)         (5,488)
  Current and noncurrent assets                                                       (7,009)          (8,969)         (1,543)
  Payables and accrued liabilities                                                    19,637            5,536           5,889
  Deferred revenue                                                                      (951)           3,816           5,805
  Current and noncurrent liabilities                                                   7,141            4,783             444
                                                                                   ---------        ---------        --------
              Net cash flows from operating activities                                10,235           30,959          19,751
                                                                                   ---------        ---------        --------

Cash flows from investing activities:
 Acquisition of businesses                                                          (409,348)        (108,453)        (35,488)
 Capital expenditures                                                                (41,278)         (30,234)        (15,860)
 Marketable securities                                                                   905           (4,411)         46,053
 Other                                                                                (1,066)            (301)           (680)
                                                                                   ---------        ---------        --------
              Net cash flows from investing activities                              (450,787)        (143,399)         (5,975)
                                                                                   ---------        ---------        --------

Cash flows from financing activities:
 Net borrowings (repayments) on line-of-credit                                         8,341              470          (3,689)
 Proceeds from long-term borrowings                                                  354,951            3,098           9,747
 Principal payments on long-term obligations                                          (7,909)          (4,966)        (14,414)
 Fees paid for financing arrangements                                                 (7,763)               -               -
 Net proceeds from stock offerings                                                         -          297,170           7,022
 Proceeds from exercise of stock options and warrants,
  net of stock tendered in payment                                                     4,080            5,444             249
 Dividends paid                                                                       (5,596)          (3,900)         (2,581)
 Effect of exchange rate changes on cash                                                (451)            (166)            191
                                                                                   ---------        ---------        --------
              Net cash flows from financing activities                               345,653          297,150          (3,475)
                                                                                   ---------        ---------        --------

Net increase (decrease) in cash and cash equivalents                                 (94,899)         184,710          10,301
Cash and cash equivalents at beginning of period                                     232,961           48,251          37,950
                                                                                   ---------        ---------        --------

Cash and cash equivalents at end of period                                         $ 138,062        $ 232,961        $ 48,251
                                                                                   =========        =========        ========


The Notes to Consolidated Financial Statements are an integral part of this statement.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     Omnicare, Inc. and Subsidiary Companies

(In thousands, except per share data)
                                                                                              Unallocated                  Total
                                            Common  Paid-in    Retained  Treasury   Deferred   Stock of    Translation Stockholders'
                                            Stock   Capital    Earnings    Stock      Comp       ESOP       Adjustment     Equity
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994
 - as previously reported                  $15,336  $129,971   $ 71,475  $(33,060) $   (858)    $(2,760)       $   -       $180,104
 IBAH pooling                                2,332    27,660    (21,214)        -         -           -          104          8,882
 CompScript pooling                          1,469     4,514      1,118         -         -           -            -          7,101
------------------------------------------------------------------------------------------------------------------------------------
 - as restated                              19,137   162,145     51,379   (33,060)     (858)     (2,760)         104        196,087
 Net income                                      -         -     15,975         -         -           -            -         15,975
 Dividends paid ($.05 per share)                 -         -     (2,581)        -         -           -            -         (2,581)
 Two-for-one stock split                    10,429   (45,524)         -    35,095         -           -            -              -
 Conversion of subordinated debt                 4        49          -         -         -           -            -             53
 Stock and warrants issued in
   connection with acquisitions                278    10,685          -         -         -           -            -         10,963
 Exercise of warrants                            -       298          -      (298)        -           -            -              -
 Exercise of stock options                     107     1,933          -    (1,902)        -           -            -            138
 Stock awards, net of amortization              52     2,636          -      (317)   (1,268)          -            -          1,103
 Decrease in unallocated stock of ESOP           -         -          -         -         -         500            -            500
 IBAH sale of convertible preferred stock      491     6,444          -         -         -           -            -          6,935
 Other                                         191      (139)       (55)        -         -           -           18             15
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                30,689   138,527     64,718      (482)   (2,126)     (2,260)         122        229,188
 Pooling-of-interests (Note 2)                 193    (1,673)     2,290         -         -           -            -            810
 Net income                                      -         -     43,274         -         -           -            -         43,274
 Dividends paid ($.06 per share)                 -         -     (3,900)        -         -           -            -         (3,900)
 Stock issued in public offering             6,241   290,930          -         -         -           -            -        297,171
 Two-for-one stock split                    32,689   (33,147)         -       458         -           -            -              -
 Conversion of subordinated debt            10,815    67,423          -         -         -           -            -         78,238
 Stock and warrants issued in
   connection with acquisitions              1,277    33,408          -         -         -           -            -         34,685
 Exercise of warrants                          466     3,557          -        44         -           -            -          4,067
 Exercise of stock options                     262       657          -       562         -           -            -          1,481
 Stock awards, net of amortization             192     9,352          -      (582)   (7,377)          -            -          1,585
 Decrease in unallocated stock of ESOP           -         -          -         -         -         600            -            600
 Other                                         (70)    1,801        178         -         -           -          111          2,020
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                82,754   510,835    106,560         -    (9,503)     (1,660)         233        689,219
 Pooling-of-interests (Note 2)               1,221       660     (1,620)        -         -           -            -            261
 Net income                                      -         -     51,951         -         -           -            -         51,951
 Dividends paid ($.07 per share)                 -         -     (5,596)        -         -           -            -         (5,596)
 Stock and warrants issued in
   connection with acquisitions              2,807    74,155        129         -         -           -            -         77,091
 Exercise of warrants                          758    10,456          -        42         -           -            -         11,256
 Exercise of stock options                     294       701          -      (346)        -           -            -            649
 Stock awards, net of amortization             421    11,539          -    (2,379)   (5,304)          -            -          4,277
 Decrease in unallocated stock of ESOP           -         -          -         -         -         720            -            720
 Other                                           6       771       (271)     (243)        -           -         (338)           (75)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997               $88,261  $609,117   $151,153  $ (2,926) $(14,807)    $  (940)      $ (105)      $829,753
------------------------------------------------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of this statement.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

Omnicare, Inc. ("Omnicare" or the "Company") primarily operates in one business segment which includes the distribution of pharmaceuticals, related pharmacy consulting and data management services and medical supplies to long-term care institutions and their residents in the United States. The Company also provides international comprehensive clinical research and drug development services for the pharmaceutical and biotechnology industries. The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries.

TRANSLATION OF FOREIGN FINANCIAL STATEMENTS

Assets and liabilities of the Company's foreign operations are translated at the year-end rate of exchange, and the income statements are translated at the average rate of exchange for the year. Gains or losses from translating foreign currency financial statements are accumulated in a separate component of stockholders' equity.

CASH EQUIVALENTS

Cash equivalents include all investments in highly liquid instruments with original maturities of three months or less.

INVENTORIES

Inventories consist primarily of purchased pharmaceuticals and medical supplies held for sale to customers and are stated at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method.

PROPERTIES AND EQUIPMENT

Properties and equipment are stated at cost. Expenditures for maintenance, repairs, renewals and betterments that do not materially prolong the useful lives of the assets are charged to expense as incurred. Depreciation of properties and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease terms, including renewal options, or their useful lives.

GOODWILL, INTANGIBLES AND OTHER ASSETS

Intangible assets, comprised primarily of goodwill, arising from business combinations accounted for as purchase transactions are amortized using the straight-line method over their estimated useful lives, not in excess of forty years.

At each balance sheet date, the Company reviews the recoverability of goodwill. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flows on an undiscounted basis. In management's opinion, no such impairment exists as of December 31, 1997 or 1996.

Debt issuance costs as of December 31, 1997 are included in other assets and are amortized using the straight-line method over the life of the related debt.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of all financial instruments of the Company approximates the amounts presented on the consolidated balance sheet.

REVENUE RECOGNITION

Revenue is recognized when products or services are provided to the customer. A significant portion of the Company's revenues from sales of pharmaceutical and medical products are reimbursable from Medicaid and Medicare programs. The Company monitors its receivables from these reimbursement sources under policies established by management and reports such revenues at the net realizable amount expected to be received from these third-party payors.

Additionally, a portion of the Company's revenues are earned by performing services under contracts from various pharmaceutical, biotechnology, medical device and diagnostics companies, based on contract terms. Most of the contracts provide for services to be performed on a units of service basis. These contracts specifically identify the units of service and unit pricing. Under these contracts, revenue is generally recognized upon completion of the units of service, unless the unit of service is performed over an extended period of time. For extended units of service, revenue is recognized based on labor hours expended as a percentage of total labor hours expected to be expended. For time-and-materials contracts, revenue is recognized at contractual hourly rates, and for fixed-price contracts revenue is recognized using a method similar to that used for extended units of service. The Company's contracts provide for price renegotiations upon scope of work changes. The Company recognizes revenue related to these scope changes when underlying services are performed and realization is assured. In a number of cases, clients are required to make termination payments in addition to payments for services already rendered. Any anticipated losses resulting from contract performance are charged to earnings in the period identified. Billings and payments are specified in each contract. Revenue recognized in excess of billings is classified as unbilled receivables, while billings in excess of revenue are classified as deferred revenue on the accompanying balance sheets.

INCOME TAXES

The Company accounts for income taxes using the asset and liability method under which deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates to differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements.

EARNINGS PER SHARE DATA

The earnings per share data and related average number of shares outstanding have been restated for all periods presented with the Company's required adoption of Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share."

Basic earnings per share are computed based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share include the dilutive effect of stock options and warrants, and for the years ended December 31, 1996 and 1995, assumed the conversion of the 5.75% Convertible Subordinated Notes due 2003 into common stock. Additionally, for the years ended December 31, 1996 and 1995, interest expense and amortization of debt issuance costs arising from these convertible securities were added, net of related income taxes, to income for the purpose of calculating diluted earnings per share. The 5.75% Convertible Subordinated Notes were converted on October 3, 1996; accordingly, they had no impact on the diluted earnings per share calculation subsequent to that date. The 5.0% Convertible Subordinated Notes due 2007 (issued in December 1997) were not included in the 1997 dilutive earnings per share calculation since the impact was anti-dilutive.

RECENTLY ISSUED ACCOUNTING STANDARDS

The Financial Accounting Standards Board recently issued SFAS Nos. 130 and 131, "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information," respectively. Effective January 1, 1998, the Company will adopt the provisions of these Statements. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses). SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Currently, the Company expects that adoption of SFAS Nos. 130 and 131 will not have a significant impact on the Company's reporting and disclosures.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

NOTE 2 - ACQUISITIONS

Since 1989, the Company has been involved in a program to acquire providers of pharmaceutical and related pharmacy management services and medical supplies to long-term care facilities and their residents. The Company's strategy includes acquisitions of freestanding institutional pharmacy businesses as well as other assets, generally insignificant in size, which are combined with existing pharmacy operations to augment their internal growth. From time to time, the Company may acquire other businesses such as long-term care software companies, contract research organizations, pharmacy consulting companies and medical supply companies, which complement the Company's core business.

During the year ended December 31, 1997, the Company completed 25 acquisitions (excluding insignificant acquisitions), including 21 institutional pharmacy businesses, a long-term care software company, two contract research organizations and a health economics consulting business (completed by IBAH). Eighteen of the acquisitions were accounted for as purchases and seven as poolings-of-interests.

On September 16, 1997, Omnicare completed the acquisition of all outstanding shares of American Medserve Corporation ("AMC"). AMC provided comprehensive pharmacy and related services to approximately 51,400 residents in 720 long-term care facilities in 11 states. The cash purchase price of AMC was approximately $239.7 million, including bank debt totaling $16.7 million, which was retired immediately following the acquisition.

During the year ended December 31, 1996, the Company completed 22 acquisitions (excluding insignificant acquisitions), including 19 institutional pharmacy businesses, two long-term care software companies and a contract research organization. Nineteen of the acquisitions were accounted for as purchases and three as poolings-of-interests.

During the year ended December 31, 1995, the Company completed 10 acquisitions (excluding insignificant acquisitions), including nine institutional pharmacy businesses and a long-term care software company. Nine of the acquisitions were accounted for as purchases and one as a pooling-of-interests.

PURCHASES

For all acquisitions accounted for as purchases, including insignificant acquisitions, the purchase price paid for each has been allocated to the fair value of the assets acquired and liabilities assumed. Purchase price allocations are subject to final determination within one year after the acquisition date.

The following table summarizes the aggregate purchase price for all businesses acquired which have been accounted for as purchases (in thousands):

                                              Businesses acquired in
                                    --------------------------------------------
                                      1997               1996              1995
                                    --------           --------          -------
Cash                                $392,906           $ 86,953          $21,309
Amounts payable in the future         14,234             19,026            4,797
Common stock                          75,244             14,317           10,856
Warrants                                 287                696               30
Assumption of indebtedness             2,520              5,296              197
                                    --------           --------          -------

                                    $485,191           $126,288          $37,189
                                    ========           ========          =======

Cash in the above table represents payments made in the year of acquisition. This amount differs from cash paid for the acquisition of the businesses in the Consolidated Statement of Cash Flows due primarily to purchase price payments made during the year pursuant to acquisition agreements entered into in prior years.

Warrants outstanding issued in connection with acquisitions as of December 31, 1997 represent the right to purchase 333,460 shares of common stock. These warrants can be exercised at any time through 2002 at prices ranging from $11.82 to $29.18 per share. Warrants to purchase 611,540 shares of common stock, issued in prior years, were exercised in 1997.

The purchase agreements for acquisitions generally include provisions whereby the seller will or may be paid additional consideration at a future date depending on the passage of time and/or whether certain future events occur. The agreements also include a number of representations and covenants by the seller and provide that if those covenants are violated or found not to have been true, Omnicare may offset any payments required to be made at a future date against any claims it may have under the agreement caused by the covenant and representation violations. There are no significant anticipated future offsets against indemnity provisions or related accruals as of December 31, 1997 and 1996. Amounts contingently payable through 2002 totaled $36,296,000 as of December 31, 1997 and, if paid, will be recorded as additional purchase price, serving to increase goodwill in the period in which the contingencies are resolved.

The results of operations of the companies acquired in purchase transactions have been included in the consolidated results of operations of the Company from the dates of acquisition.

Unaudited pro forma combined results of operations of the Company for the years ended December 31, 1997 and 1996, are presented below. Such pro forma presentation has been prepared assuming that the acquisitions had been made as of January 1, 1996 (in thousands, except per share data).

                                         For the years ended December 31,
                                             1997               1996
                                         --------------------------------
Pro Forma
---------
Sales                                     $1,182,913        $967,493
Net income                                    43,666          32,859
Earnings per share:
  Basic                                   $      .50        $    .45
  Diluted                                 $      .50        $    .42

The pro forma information does not purport to be indicative of operating results which would have occurred had the acquisitions been made at the beginning of the respective periods or of results which may occur in the future. The primary pro forma adjustments reflect amortization of goodwill acquired on a straight-line basis over 40 years and interest costs. The pro forma information does not give effect to any synergies anticipated by the Company's management as a result of the acquisitions, in particular improvements in gross margin attributable to the Company's purchasing leverage associated with purchases of pharmaceuticals and the elimination of duplicate payroll and other operating expenses.

On September 17, 1998, Omnicare announced the completion of the acquisition of the institutional pharmacy operations of Extendicare Health Services, Inc. ("EHSI"), a wholly-owned subsidiary of Extendicare Inc. (TSE/ME:EXE and EXE.A; NYSE:EXE.A) for $250 million in cash, 125,000 shares of Omnicare common stock and 1.5 million warrants to purchase Omnicare common stock at $48.00 per share. The warrants have a seven-year term and are first exercisable in September 2001.

Based in Milwaukee, Wisconsin, the pharmacy business of EHSI, operating under the name United Professional Companies, Inc. ("UPC"), has contracts to provide comprehensive pharmacy, related consulting and infusion therapy services to approximately 55,000 residents in more than 550 facilities in 12 states. This transaction also offers Omnicare the opportunity to provide pharmacy services to an additional 77 Extendicare facilities with capacity for 9,300 residents in Canada and the United Kingdom. Based upon the six months ended June 30, 1998, UPC's pharmacy revenues are running at the annualized rate of approximately $165 million.

POOLING-OF-INTERESTS

The accompanying consolidated financial statements have been restated for all periods presented to include the results of operations, cash flows and financial position of CompScript, Inc. and IBAH, Inc., acquired in June 1998 pooling-of-interests transactions, as discussed below.

On June 26, 1998, the Company completed the acquisition of CompScript, Inc. ("CompScript") in a pooling-of-interests transaction. Pursuant to the terms of the merger agreement, CompScript stockholders received .12947 of a share of Omnicare common stock for each share owned of CompScript common stock. Omnicare issued approximately 1.8 million shares of its common stock with a value of approximately $67 million in this transaction.

CompScript is a Boca Raton, Florida-based provider of comprehensive pharmacy management, infusion therapy and related consulting services to the long-term care, alternate care and managed care markets. CompScript serves approximately 20,000 residents in 137 long-term care facilities in five states. CompScript operates seven pharmacy locations in the states of Florida, Ohio, Louisiana, Alabama and Mississippi.

On June 29, 1998, the Company completed the acquisition of IBAH, Inc. ("IBAH") in a pooling-of-interests transaction. Pursuant to the terms of the merger agreement, IBAH stockholders received .1638 of a share of Omnicare common stock for each share owned of IBAH common stock. Omnicare issued approximately 4.3 million shares of common stock with a value of approximately $159 million in this transaction.

IBAH, headquartered in Blue Bell, Pennsylvania, is an international provider of comprehensive product development services to client companies in the pharmaceutical, biotechnology, medical device and diagnostics industries. IBAH offers services for all stages of drug development, that are intended to help client companies to accelerate products from discovery through development and commercialization more rapidly and cost-effectively.

CompScript and IBAH completed pooling-of-interests transactions in 1997 and 1996 which were included in their financial statements used to prepare the Omnicare restated financial statements. The impact of the 1997 and 1996 pooling-of-interests transactions completed by Omnicare on the Company's historical consolidated financial statements were not material; consequently, prior period and current year financial statements have not been restated for these transactions. Net sales and net income for Omnicare, CompScript and IBAH are as follows (in thousands):

                                                     Omnicare          Compscript        IBAH           Total
                                                     --------          ----------       -------      ----------
Year ended December 31, 1997
       Sales                                         $895,702            $50,631        $88,051      $1,034,384
       Net income*                                     55,705             (2,357)        (1,397)         51,951

Year ended December 31, 1996
       Sales                                         $536,604            $42,716        $62,120      $  641,440
       Net income*                                     43,450             (1,156)           980          43,274


Year ended December 31, 1995
       Sales                                         $399,636            $34,857        $42,866      $  477,359
       Net income*                                     24,760             (4,226)        (7,271)         13,263

* Net income excluding pooling costs, nonrecurring items, discontinued operations and a deemed dividend on preferred stock in 1995 was $65,705, $45,641 and $22,372 for the years ended December 31, 1997, 1996 and 1995, respectively.


On June 30, 1995, the Company issued 806,370 shares of its common stock for all of the outstanding common stock of Specialized Pharmacy Services, Inc. ("Specialized"). This acquisition was accounted for as a pooling-of-interests and, accordingly, the Company's consolidated financial statements have been restated for all periods prior to the acquisition to include the results of operations, financial position and cash flows of Specialized. Net sales and net income for Omnicare and Specialized prior to the Specialized transaction are as follows (in thousands):

                                                       Omnicare          Specialized      Total
                                                       --------          -----------     --------
Six months ended June 30, 1995:
    Sales                                              $221,923           $ 16,441       $238,364
    Net income                                            5,971                286          6,257

In accordance with accounting rules for pooling-of-interests transactions, charges to operating income for acquisition-related expenses were recorded upon completion of the pooling acquisitions. These acquisition-related expenses totaled $4,321,000 ($3,279,000 aftertax) for the 1997 transactions, $1,624,000
($1,468,000 aftertax) for the 1996 transaction and $1,292,000 ($989,000 aftertax) for the Specialized transaction in 1995.

NOTE 3 - CASH AND CASH EQUIVALENTS

A summary of cash and cash equivalents follows (in thousands):

                                                                  December 31,
                                                             1997             1996
                                                           -------------------------
Cash and cash equivalents:
     Cash                                                  $ 37,433         $ 17,850
     Money market funds                                       2,628            4,740
     U.S. Treasury bills                                     94,995                -
     U.S. government securities                                 846            6,313
     U.S. Treasury-backed repurchase agreements               2,061          202,322
     Commercial paper                                            99            1,736
                                                           --------         --------

                                                           $138,062         $232,961
                                                           ========         ========

Repurchase agreements represent investments in U.S. Treasury bills under agreements to resell the securities to the counterparty, usually overnight, but in no case longer than 30 days. The Company has a collateralized interest in the underlying securities of repurchase agreements, which are segregated in the accounts of the bank counterparty.

NOTE 4 - PROPERTIES AND EQUIPMENT

A summary of properties and equipment follows (in thousands):

                                                                  December 31,
                                                             1997             1996
                                                           -------------------------
Land                                                       $  1,456            1,355
Buildings                                                     2,855            2,459
Machinery and equipment                                     104,966           72,164
Furniture, fixtures and leasehold improvements               46,088           26,701
                                                           --------         --------

                                                            155,365          102,679
Accumulated depreciation                                    (53,703)         (36,594)
                                                           --------         ---------

                                                           $101,662         $ 66,085
                                                           ========         ========

NOTE 5 - LEASING ARRANGEMENTS

The Company has operating leases which cover various real and personal property. In most cases, the Company expects that these leases will be renewed or replaced by other leases in the normal course of business. There are no significant contingent rentals in the Company's operating leases.

The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancellable terms in excess of one year as of December 31, 1997 (in thousands):

                        1998                        $13,330
                        1999                         11,857
                        2000                          8,537
                        2001                          6,612
                        2002                          4,878
                        Later years                  24,954
                                                    -------

  Total minimum payments required                   $70,168
                                                    =======

Total rent expense under operating leases for the years ended December 31, 1997, 1996 and 1995 were $13,345,000, $9,809,000 and $8,043,000, respectively.

NOTE 6 - LONG-TERM DEBT

A summary of long-term debt follows (in thousands):

                                                                                      December 31,
                                                                                1997               1996
                                                                              --------            ------
Convertible Subordinated Notes due 2007                                       $345,000            $    -
Employee Stock Ownership Plan ("ESOP") Loan Guarantee                              940             1,660
Revolving lines-of-credit                                                        6,715             1,636
Term loan with bank, 7.90% to 8.05%, due 2000 - 2002                             6,737                 -
Other bank debt, LIBOR + 2.75%, due 1998 - 2001                                  4,820                 -
Non-revolving equipment loan                                                       938             1,563
Notes payable to shareholders                                                       75             1,344
Capitalized lease obligations                                                    6,199             2,946
Other                                                                              976             1,002
                                                                              --------            ------
                                                                               372,400            10,151
Less current portion                                                           (13,252)           (4,396)
                                                                              --------            ------

                                                                              $359,148            $5,755
                                                                              ========            ======

The following is a schedule by year of required long-term debt payments as of December 31, 1997 (in thousands):

                  1998                       $ 13,252
                  1999                          3,842
                  2000                          3,065
                  2001                          4,918
                  2002                            360
                  Later years                 346,963
                                             --------

                                             $372,400
                                             ========

Total interest payments made for the years ended December 31, 1997, 1996 and 1995 were $4,986,000, $5,591,000 and $6,029,000, respectively.

Convertible Subordinated Notes
------------------------------

On December 10, 1997, the Company issued $345,000,000 principal amount of 5.0% Convertible Subordinated Notes ("1997 Notes") due 2007. The 1997 Notes are convertible into common stock at any time after March 4, 1998 at the option of the holder at a price of $39.60 per share. In connection with the issuance of the 1997 Notes, the Company deferred $8.5 million in debt issuance costs. The Company amortized $51,000 of deferred debt issuance costs relating to the 1997 Notes in 1997.

On October 1, 1993, the Company issued $80,500,000 principal amount of 5.75% Convertible Subordinated Notes ("1993 Notes") due 2003. The 1993 Notes were convertible into common stock at any time at the option of the holder at a price of $7.22 per share. The remaining 1993 Notes were converted in October 1996 into 10,201,700 shares of common stock. Prior to the October conversion, a portion of the 1993 Notes were converted into 613,444 shares of common stock during 1996. In connection with the 1993 Notes conversions, the Company recorded the $1.9 million in unamortized deferred debt issuance costs against the paid-in capital balance for the common stock issued. The Company amortized $220,000 of deferred debt issuance costs relating to the 1993 Notes in 1996 (prior to the final 1993 Notes conversion) and $310,000 in 1995.

ESOP Loan Guarantee
-------------------

In 1988, the Company established an Employee Stock Ownership Plan ("ESOP") which currently covers certain acquired entities' employees and corporate headquarters employees. The ESOP used proceeds from a $4 million bank loan to purchase 1,973,748 shares of the Company's common stock on the open market at prices ranging from $1.94 to $2.13 per share. Inasmuch as the Company has guaranteed the repayment of this obligation, it has recorded the ESOP's bank debt as long-term debt and also as a reduction of stockholders' equity in the accompanying consolidated balance sheet.

The ESOP services its debt with Company contributions which were previously made to the Company's Employee Savings and Investment Plan, and dividends received on shares held by the

ESOP. Principal and interest payments on the bank debt are made in increasing quarterly installments over a ten-year period, the final payment being due on December 31, 1998. The loan bears interest at the per annum rate of 7% and is secured by the unallocated shares of common stock held by the ESOP trust. These unallocated shares had a fair market value equal to $9,738,000 and $18,515,000 as of December 31, 1997 and 1996, respectively.

The Company funds ESOP expense as accrued. The components of total ESOP expense are as follows (in thousands):

                                           For the years ended December 31,
                                            1997          1996         1995
                                           --------------------------------

Interest expense                            $  90         $145         $182
Principal payments                            720          600          500
Dividends on ESOP stock                      (100)         (90)         (76)
                                            -----         ----         ----

                                            $ 710         $655         $606
                                            =====         ====         ====

Revolving Credit Facilities
---------------------------

In October 1996, the Company negotiated a five-year, $400 million line of credit agreement with a consortium of sixteen banks, which replaced the existing $135 million revolving credit facility. Borrowings under this agreement bear interest based upon LIBOR plus a spread of 25 to 60 basis points, dependent upon the Company's Fixed Charge Coverage Ratio, or other rates negotiated with the banks. Additionally, a commitment fee on the unused portion of the facility ranges from 9 to 20 basis points, and is also based on the Company's Fixed Charge Coverage Ratio. The agreement also contains debt covenants which include the Fixed Charge Coverage Ratio and minimum consolidated net worth. The Company is in compliance with these covenants. No amounts were outstanding under this agreement as of December 31, 1997 or 1996.

In May 1995, CompScript entered into a line of credit agreement which permitted borrowings up to $750,000. On January 3, 1997, CompScript amended its financing agreement with its primary lender to increase its revolving line of credit agreement to allow for borrowings up to $5,000,000. On August 25, 1997, CompScript further amended the financing agreement to allow for borrowings up to $7,000,000. The line of credit is due upon demand and, in any event, expires April 30, 1998. Interest is payable monthly at 8.5% with a .125% per annum fee on the unused portion of the line. Subsequent to December 31, 1997, the line of credit was repaid in its entirety.

IBAH has a line of credit agreement which permits borrowings up to $5,000,000 minus the outstanding balance on the non-revolving equipment loan, or $4,062,000 at December 31, 1997. Prior to August 1996 (when IBAH negotiated an increase in its line of credit), the amount of this facility was $2,000,000. The line of credit is due upon demand and bears interest at the lender's prime rate effective October 1997 (lender's prime rate plus 0.25% prior to October 1997). There were no borrowings outstanding on this line of credit at December 31, 1997 and 1996.

NOTE 7 - PUBLIC OFFERING OF COMMON STOCK

In March 1996, the Company completed a public offering of 5,750,000 shares (pre-1996 stock split) of common stock resulting in gross proceeds of $298,281,000 (before underwriting discounts and expenses). In April 1996, IBAH completed a public offering of its common stock that resulted in gross proceeds of $19,500,000 (before issuance expenses).

NOTE 8 - STOCK INCENTIVE PLANS

The Company has stock incentive plans under which it may grant stock options or stock awards to key employees at a price equal to the fair market value at the date of grant. Under these plans, stock options become exercisable beginning one year following the date of grant in four equal annual installments. As of December 31, 1997, 957,581 shares were available for grant.

In connection with the 1998 pooling-of-interests business combinations described in Note 2, the Company converted all outstanding options to purchase common stock of CompScript, Inc. and IBAH, Inc. into options to acquire approximately 924,000 shares (at December 31, 1997) of the Company's common stock at exercise prices of $0.73 to $77.24 per share.

Summary information for stock options is presented below (in thousands, except per share data):


                                                          1997                  1996                1995
-----------------------------------------------------------------------------------------------------------
                                                          Weighted             Weighted           Weighted
                                                          Average              Average            Average
                                                          Exercise             Exercise           Exercise
                                               Shares      Price      Shares    Price    Shares     Price
-----------------------------------------------------------------------------------------------------------
Options outstanding, beginning of year          3,151      $14.78     2,717      $8.41    1,981   $ 5.30
Options granted                                 1,111       26.91       902      30.35    1,140    12.64
Options exercised                              (1,003)      17.11      (436)      6.72     (348)    3.81
Options forfeited                                 (53)      31.40       (32)     23.72      (56)   13.50
-----------------------------------------------------------------------------------------------------------
Options outstanding, end of year                3,206      $17.85     3,151     $14.78    2,717   $ 8.41
-----------------------------------------------------------------------------------------------------------
Options exercisable, end of year                1,592                 1,563               1,053
-----------------------------------------------------------------------------------------------------------

The following summarizes information about stock options outstanding as of December 31, 1997 (in thousands, except per share data):


                                   OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------    ----------------------------
                                                      Weighted
                                                       Average            Weighted                        Weighted
                               Number                 Remaining            Average        Number           Average
Range of Exercise           Outstanding              Contractual          Exercise     Exercisable        Exercise
     Prices                 at 12/31/97            Life (in years)         Price       at 12/31/97         Price
-----------------------------------------------------------------------------------    ----------------------------
$  .73 - $12.31                 1,629                    5.58              $ 7.94         1,111            $ 6.01
 13.37 -  39.62                 1,503                    8.64               26.98           448             26.92
 39.68 -  77.24                    74                    6.15               50.58            33             59.89
-----------------------------------------------------------------------------------    ----------------------------
$  .73 - $77.24                 3,206                    7.03              $17.85         1,592            $13.01
-----------------------------------------------------------------------------------    ----------------------------

During 1995, the Company's Board of Directors and stockholders approved the 1995 Premium-Priced Stock Option Plan, providing options to purchase 2,520,000 shares of Company common stock available for grant at an exercise price of 125% of the stock's fair market value at the date of grant. No options have been granted under this plan.

Nonvested stock awards that are granted to key employees at the discretion of the Incentive Committee are restricted as to the transfer of ownership and vest over 2 to 7 years. Unrestricted stock awards are granted annually to members of the Board of Directors. The fair value of a stock award is equal to the fair market value of a share of Company stock at the grant date.

Summary information relating to stock award grants is presented below:

                                                                  For the years ended December 31,
                                                              1997              1996             1995
                                                           --------------------------------------------
Nonvested shares                                            421,464           378,092           198,944

Unrestricted shares                                           6,000             6,400             6,400

Weighted-average grant date fair value                     $  27.36          $  23.99          $  11.68

When granted, the cost of nonvested stock awards is deferred and amortized over the vesting period. Unrestricted stock awards are expensed during the year granted. During 1997, 1996 and 1995, the amount of compensation expense related to stock awards charged against income was $1,312,000, $937,000 and $506,000, respectively.

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for stock options and stock awards granted under these plans according to APB Opinion 25, "Accounting for Stock Issued to Employees." As a result, no compensation cost has been recognized for the stock options granted under the incentive plans. The fair value of each option at grant date is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995: risk-free interest rate of 6%, volatility of 35% (32% in 1996 and 1995), dividend yield of 0.2% and expected life of 4.2 years. The weighted average fair value at grant date during 1997, 1996 and 1995 was $11.87, $11.10 and $5.09, respectively.

Unaudited pro forma data as though the Company had accounted for stock-based compensation cost in accordance with SFAS No. 123 are as follows (in thousands, except per share data):

                                                                          For the years ended December 31,

                                                                           1997        1996         1995
                                                                        -----------------------------------
              Pro Forma
              ---------
              Net income                                                 $49,923      $40,044      $12,132
              Earnings per share:
                 Basic                                                   $   .58      $   .58      $   .22
                 Diluted                                                 $   .58      $   .53      $   .22

The above pro forma information includes only stock options granted in 1995 and thereafter. Because it does not include stock options granted prior to 1995, the pro forma effects are not representative of effects on net income or earnings per share for future years.

NOTE 9 - RELATED PARTY TRANSACTIONS

The Company contracted with a division of Chemed Corporation ("Chemed"), a 1% stockholder, to assist in the development of a new information system to integrate and standardize all operational functions. The Company also subleases offices from Chemed and is charged for the occasional use of Chemed's corporate aviation department and other incidental expenses based on Chemed's cost. The Company believes that the method by which such charges are determined is reasonable and that the charges are essentially equal to that which would have been incurred if the Company had operated as an unaffiliated entity. Charges to the Company for these services for the years ended December 31, 1997, 1996 and 1995 were $4,039,000, $7,139,000 and $4,535,000, respectively. Net amounts owed by the Company to Chemed as of December 31, 1997 and 1996 were $556,000 and $946,000, respectively.

During 1997, IBAH performed services for an entity employing a member of IBAH's Board of Directors. Revenues recognized during the year for these services were $1,357,000.

CompScript rents two of its facilities from entities controlled by shareholders under long-term leases expiring in 2001 and 2002, respectively. Included in rent expense is approximately $212,000 paid in 1997 to these related parties. Future minimum payments on these two related party rentals, which expire in 2002, are $987,000.

NOTE 10 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory, defined benefit pension plan covering certain corporate headquarters employees and the employees of several companies sold by the Company in 1992, for which benefits ceased accruing upon the sale (the "Qualified Plan"). Benefits accruing under this plan to corporate headquarters employees were fully vested and frozen as of January 1, 1994.

The Company also has an excess benefits plan which provides retirement payments to participants in amounts consistent with what they would have received under the Qualified Plan if payments to them under the Qualified Plan were not limited by the Internal Revenue Code and other restrictions.

Retirement benefits are based primarily on an employee's years of service and compensation near retirement. Plan assets are invested primarily in U.S. Treasury obligations. The Company's policy is to fund pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act.

Actuarial assumptions used to calculate the Accumulated Benefit Obligation and net expenses include a 7% interest rate as of December 31, 1997 (7.25% at December 31, 1996 and 1995), an expected long-term rate of return on assets of 8% and a 6% rate of increase in compensation levels.

The Accumulated Benefit Obligation in excess of plan assets as of December 31, 1997 and 1996 was $5,008,000 and $7,422,000, respectively. In 1997, the Company changed the actuarial assumptions used to determine the Accumulated Benefit Obligation by using the actual compensation history of participants rather than an estimated compensation history based on current compensation projected backwards at the assumed rate of increase in compensation levels (6%). The net expenses relating to the Company's defined contribution and defined benefit plans (including the ESOP described in Note 6) for the years ended December 31, 1997, 1996 and 1995 were $3,293,000, $1,907,000 and $1,663,000, respectively.

NOTE 11 - INCOME TAXES

The provision for income taxes for continuing operations is comprised of the following (in thousands):

                                     For the years ended December 31,
                               1997              1996              1995
                             --------------------------------------------
Current:
     Federal                 $27,155            $21,762           $13,312
     State and local           4,528              3,836             1,493
                             -------            -------           -------
                              31,683             25,598            14,805
                             -------            -------           -------

Deferred:
     Federal                   8,734              2,974             1,389
     State                     1,411                 41               478
                             -------            -------           -------
                              10,145              3,015             1,867
                             -------            -------           -------
Income taxes                 $41,828            $28,613           $16,672
                             =======            =======           =======

Tax benefits related to the exercise of stock options, stock awards and stock warrants have been credited to paid-in-capital in amounts of $7,827,000, $2,243,000 and $1,357,000 for 1997, 1996 and 1995, respectively.

The difference between the Company's reported income tax expense and the federal income tax expense computed at the statutory rate of 35% is explained in the following table (in thousands):

                                                                   For the years ended December 31,
                                                            1997                   1996                 1995
                                                       ---------------        --------------      ---------------
Federal income tax at the statutory rate               $33,560   35.0%        $25,295  35.0%      $11,968   35.0%
State and local income taxes, net
   of  federal income tax benefit                        4,115    4.3           2,482   3.4         1,109    3.2
Amortization of nondeductible
   intangible assets                                     1,414    1.5             628   0.9           482    1.4
Nondeductible pooling-of-interest/merger expenses        1,079    1.1             408   0.6           149    0.4
Nondeductible nonrecurring charge (Note 13)              1,855    1.9               -     -             -      -
Effect of foreign losses not benefited                   1,466    1.5             484   0.7             -      -
NOL carryforward (utilized)/generated                   (2,694)  (2.8)         (1,686) (2.3)        1,094    3.2
Goodwill impairment charge nondeductible for tax             -      -               -     -         1,368    4.0
Other                                                    1,033    1.1           1,002   1.3           502    1.6
                                                       -------   ----         -------  ----       -------   ----

Total income taxes                                     $41,828   43.6%        $28,613  39.6%      $16,672   48.8%
                                                       =======   ====         =======  ====       =======   ====

Income tax payments made in 1997, 1996 and 1995 amounted to $22,824,000, $19,749,000 and $14,014,000, respectively.

A summary of deferred tax assets and liabilities follows (in thousands):

                                                        December 31,
                                                   1997             1996
                                                 -------            ------
Accounts receivable reserves                     $ 5,796            $4,353
Accrued liabilities                               12,259             4,712
Other                                                698                 -
                                                 -------            ------
     Gross deferred tax assets                   $18,753            $9,065
                                                 =======            ======



Fixed assets and depreciation  methods           $ 3,495            $1,477
Amortization of intangibles                       12,129             4,046
Other current and noncurrent assets                2,553               807
Other                                                628               851
                                                 -------            ------
     Gross deferred tax liabilities              $18,805            $7,181
                                                 =======            ======

NOTE 12 - EARNINGS PER SHARE DATA

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations (in thousands, except per share data):

                                              For the year ended December 31, 1997
                                           ------------------------------------------
                                             Income           Shares       Per-Share
                                           (Numerator)     (Denominator)     Amount
                                           ------------    -------------   ----------
Income from continuing operations            $54,105
                                             -------
BASIC EPS
Income available to common stockholders       54,105          85,692           $ 0.63
                                                                               ======
EFFECT OF DILUTIVE SECURITIES
Stock options and stock warrants                   -           1,018
                                             -------          ------
DILUTED EPS
Income available to common stockholders
  plus assumed conversions                   $54,105          86,710           $ 0.62
                                             =======          ======           ======


                                              For the year ended December 31, 1996
                                           ------------------------------------------
                                             Income            Shares      Per-Share
                                           (Numerator)      (Denominator)   Amount
                                           ------------     -------------  ----------
Income from continuing operations            $43,663
                                             -------
BASIC EPS
Income available to common stockholders       43,663          69,884           $ 0.62
                                                                               ======
EFFECT OF DILUTIVE SECURITIES
Stock options and stock warrants                   -           3,256
1993 Convertible Subordinated Notes            2,266           7,949
                                             -------          ------
DILUTED EPS
Income available to common stockholders
  plus assumed conversions                   $45,929          81,089           $ 0.57
                                             =======          ======           ======


                                              For the year ended December 31, 1995
                                           --------------------------------------------
                                             Income          Shares          Per-Share
                                           (Numerator)    (Denominator)       Amount
                                           ------------   -------------     -----------
Income from continuing operations            $17,521
Deemed dividend on preferred stock            (2,712)
                                             -------
BASIC EPS
Income available to common stockholders       14,809          56,216           $ 0.26
                                                                               ======
EFFECT OF DILUTIVE SECURITIES
Stock options and stock warrants                   -           2,042
1993 Convertible Subordinated Notes            3,209          11,148
                                             -------          ------
DILUTED EPS
Income available to common stockholders
  plus assumed conversions                   $18,018          69,406           $ 0.26
                                             =======          ======           ======

The $345,000,000 of 5.0% Convertible Subordinated Notes due 2007 that are convertible into 8,712,121 shares at $39.60 per share were outstanding during December 1997, but were not included in the computation of diluted EPS because the impact in 1997 was anti-dilutive.

NOTE 13 - CONTINGENCIES

On April 17, 1998, Omnicare announced that the previously announced tentative settlement with the U.S. Attorney's office in the Southern District of Illinois regarding the government's investigation of its Belleville, Illinois subsidiary, Home Pharmacy Services, Inc. ("HPSI"), was concluded.

In accordance with the terms of the tentative settlement, in the third quarter of 1997, Omnicare recorded a nonrecurring charge of $6,313,000 ($5,958,000 aftertax) for the estimated costs and legal and other expenses associated with resolving the investigation. The $6,313,000 consisted of anticipated payments to the government agencies of $5,300,000 and estimated legal and other professional fees directly attributable to the investigation of $1,013,000. The reserve was adequate to cover the final settlement. The settlement did not result in any criminal charges against Home Pharmacy Services. Additionally, Home Pharmacy Services continues to participate in government reimbursement programs under the terms of the settlement.

Home Pharmacy Services, which was acquired by Omnicare in 1992, has continued to provide complete pharmacy services to nursing facility residents in its market area without interruption. The pharmacy operation accounted for less than 2% of Omnicare's total sales and earnings from continuing operations for the year ended December 31, 1997.

NOTE 14 - NONRECURRING EXPENSES

Omnicare recorded a nonrecurring charge of $6,313,000 ($5,958,000 after taxes) for the estimated costs and legal and other expenses associated with resolving the investigation discussed at Note 13 above.

In June 1997, IBAH implemented a restructuring plan for its International Division. IBAH recorded a one-time restructuring charge of $1,208,000 ($1,208,000 after taxes), consisting primarily of termination benefits for 14 employees and an accrual for lease-related charges. As of December 31, 1997, 12 employees had been terminated and $296,000 of termination benefits had been paid. In addition, lease-related costs of $111,000 had been paid. Substantially all of the termination benefits and lease-related charges will be paid by the end of 1998.

On July 18, 1996, IBAH purchased all of the outstanding shares of stock of Resource Biometrics, Inc. ("RBI"). In connection with this acquisition, IBAH allocated $510,000 ($510,000 after taxes) of the excess of purchase price over book value on the acquisition date (based on an independent appraisal) to acquired research and development, which was charged to the statement of income as a nonrecurring item.

At December 31, 1995, CompScript recognized a goodwill impairment charge of approximately $3.6 million, with no associated tax benefit, related to the pharmacy benefit management ("PBM") component of the Ohio Division of CompScript. Specifically, based on poor financial results and the failure to obtain new contracts, CompScript believed that the PBM business would not generate positive cash flows in the foreseeable future and, accordingly, the strategy to implement this line of business within the Ohio Division was no longer a priority of CompScript.

In July 1995, a subsidiary of CompScript entered into a settlement agreement relating to the early termination of a sales and marketing services contract with outside business consultants. In connection with the settlement, approximately $364,000 ($226,000 after taxes) was recorded as contract termination settlement expense in the statement of income.

NOTE 15 - OTHER EXPENSE

In March 1997, CompScript recorded an $800,000 charge relating to the write down of a note receivable from a former affiliate of CompScript.

NOTE 16 - DISCONTINUED OPERATIONS

On June 30, 1997, IBAH closed the software commercialization unit of RBI. Accordingly, all operating results of this unit were reclassified from continuing operations to discontinued operations. This unit recorded a net loss of $389,000 for 1996 and $607,000 for the six months ended June 30, 1997. In addition, a loss on the disposal of this unit of $1,547,000 was reflected in the 1997 consolidated statement of income. IBAH did not record an income tax benefit on the loss from discontinued operations, as the realization of a corresponding deferred tax asset is uncertain. The loss on disposal is comprised mainly of severance, software asset write-offs, contract completion costs and future rent related to abandoned office space. The remaining liabilities related to the loss on disposal at December 31, 1997 were $417,000 and were included in accrued employee compensation and other current liabilities on the accompanying consolidated balance sheet.

On July 28, 1995, IBAH entered into an agreement to sell its Drug Delivery Services Division, effective July 1, 1995, to a management group from that division. The Drug Delivery Services Division had recorded a net loss of $727,000 for the six months ended June 30, 1995. In addition, a loss on disposal of the division of $819,000, including accruals for severance payments and future liabilities, was reflected in the consolidated statement of income for 1995.

NOTE 17 - DEEMED DIVIDEND ON PREFERRED STOCK

On August 11, 1995, IBAH completed a private equity placement of 999,554 shares of convertible preferred stock, par value $.01 per share, at a purchase price of $7.003125 per share, for a total of $6,935,000, net of transaction costs. Each share of convertible preferred stock was convertible into three shares of common stock. All of the preferred stock was converted to common stock before or in conjunction with the 1998 acquisition of IBAH by Omnicare.

Since the convertible preferred stock shares were immediately convertible into common stock, the most beneficial conversion discount was recorded analogous to a deemed dividend in the 1995 statement of income.

NOTE 18 - SUMMARY OF QUARTERLY RESULTS  (UNAUDITED)

The following table presents the Company's quarterly financial information for 1997 and 1996 (in thousands, except per share data):

                                             First             Second            Third        Fourth              Full
                                            Quarter            Quarter          Quarter       Quarter             Year
                                          ---------          ---------        ---------      ---------        -----------
1997(a)

Sales                                     $ 212,424          $ 236,896        $ 264,112      $ 320,952        $ 1,034,384
Cost of sales                               149,128            165,680          185,349        225,766            725,923
                                          ---------          ---------        ---------      ---------        -----------
Gross profit                                 63,296             71,216           78,763         95,186            308,461
Selling, general and
        administrative expenses              40,746             46,307           50,209         61,788            199,050
Acquisition expenses, pooling-
        of-interests                          1,591 (c)            944 (d)           --          1,786 (e)          4,321 (f)
Nonrecurring expenses                            --              1,078 (g)        6,313 (h)        130 (i)          7,521 (j)
                                          ---------          ---------        ---------      ---------        -----------
Operating income                             20,959 (c)         22,887 (d)(g)    22,241 (h)     31,482 (e)(i)      97,569 (f)(j)
Interest (expense), net of
        investment income                     1,575              1,051             (231)        (3,231)              (836)
Other expenses                                 (800)(k)             --               --             --               (800)(k)
                                          ---------          ---------        ---------      ---------        -----------
Income before income taxes                   21,734 (c)(k)      23,938 (d)(g)    22,010 (h)     28,251 (e)(i)      95,933 (f)(j)(k)
Income taxes                                  9,462             10,217           10,614         11,535             41,828
                                          ---------          ---------        ---------      ---------        -----------
Income from continuing operations            12,272 (c)(k)      13,721 (d)(g)    11,396 (h)     16,716 (e)(i)      54,105 (f)(j)(k)
Loss from discontinued operations              (300)(l)         (1,854)(l)           --             --             (2,154)(l)
                                          ---------          ---------        ---------      ---------        -----------
Net income                                $  11,972 (c)(k)   $  11,867 (d)(g) $  11,396 (h)  $  16,716 (e)(i) $    51,951 (f)(j)(k)
                                          =========          =========        =========      =========        ===========

Earnings (loss) per share - Basic (b)
        Continuing operations             $     .15 (c)(k)   $     .16 (d)(g) $     .13 (h)  $     .19 (e)(i) $       .63 (f)(j)(k)
        Discontinued operations                (.01)(l)           (.02)(l)           --             --               (.02)(l)
                                          ---------          ---------        ---------      ---------        -----------
           Net income                     $     .14 (c)(k)   $     .14 (d)(g) $     .13 (h)  $     .19 (e)(i) $       .61 (f)(j)(k)
                                          =========          =========        =========      =========        ===========

Earnings (loss) per share - Diluted (b)
        Continuing operations             $     .15 (c)(k)   $     .16 (d)(g) $     .13 (h)  $     .19 (e)(i) $       .62 (f)(j)(k)
        Discontinued operations                (.01)(l)           (.02)(l)           --             --               (.02)(l)
                                          ---------          ---------        ---------      ---------        -----------
           Net income                     $     .14 (c)(k)   $     .14 (d)(g) $     .13 (h)  $     .19 (e)(i) $       .60 (f)(j)(k)
                                          =========          =========        =========      =========        ===========

                                      28

                                              First       Second           Third           Fourth            Full
                                             Quarter      Quarter         Quarter          Quarter           Year
                                            ---------     --------       ---------        ---------        ---------
1996(a)

Sales                                       $ 140,165     $146,386       $ 166,832        $ 188,057        $ 641,440
Cost of sales                                  97,912      102,581         116,911          130,837          448,241
                                            ---------     --------       ---------        ---------        ---------
Gross profit                                   42,253       43,805          49,921           57,220          193,199
Selling, general and
        administrative expenses                28,105       28,548          31,928           38,015          126,596
Acquisition expenses, pooling-
        of-interests                               --          265(m)          669 (n)          690 (o)        1,624 (p)
Nonrecurring expenses                              --           --             510 (q)           --              510 (q)
                                            ---------     --------       ---------        ---------        ---------
Operating income                               14,148       14,992(m)       16,814 (n)(q)    18,515 (o)       64,469 (p)(q)
Investment income, net of
        interest (expense)                       (841)       2,850           2,566            3,232            7,807
                                            ---------     --------       ---------        ---------        ---------
Income before income taxes                     13,307       17,842(m)       19,380 (n)(q)    21,747 (o)       72,276 (p)(q)
Income taxes                                    5,328        6,901           8,210            8,174           28,613
                                            ---------     --------       ---------        ---------        ---------
Income from continuing operations               7,979       10,941(m)       11,170 (n)(q)    13,573 (o)       43,663 (p)(q)
Loss from discontinued operations                  --           --            (175)(l)         (214)(l)         (389)(l)
                                            ---------     --------       ---------        ---------        ---------
Net income                                  $   7,979     $ 10,941(m)    $  10,995 (n)(q) $  13,359 (o)    $  43,274 (p)(q)
                                            =========     ========       =========        =========        =========

Earnings (loss) per share - Basic (b)
        Continuing operations               $     .14     $    .16(m)    $     .16 (n)(q) $     .17 (o)    $     .62 (p)(q)
        Discontinued operations                    --           --              --             (.01)(l)           --
                                            ---------     --------       ---------        ---------        ---------
           Net income                       $     .14     $    .16(m)    $     .16 (n)(q) $     .16 (o)    $     .62 (p)(q)
                                            =========     ========       =========        =========        =========

Earnings (loss) per share - Diluted (b)
        Continuing operations               $     .12     $    .14(m)    $     .14 (n)(q) $     .16 (o)    $     .57 (p)(q)
        Discontinued operations                    --           --              --               --               --
                                            ---------     --------       ---------        ---------        ---------
           Net income                       $     .12     $    .14(m)    $     .14 (n)(q) $     .16 (o)    $     .57 (p)(q)
                                            =========     ========       =========        =========        =========

(a) The accompanying consolidated financial statements have been restated for all periods presented to include the results of operations of CompScript, Inc. ("CompScript") and IBAH, Inc. ("IBAH"), acquired in June 1998 pooling-of-interests transactions. CompScript and IBAH completed pooling-of-interests transactions in 1997 and 1996 which were included in their financial statements used to prepare the Omnicare restated financial statements. The impact of 1997 and 1996 pooling-of-interests transactions completed by Omnicare on the Company's historical consolidated financial statements were not material; consequently, prior period and current year financial statements have not been restated for these transactions.

(b) Earnings per share is calculated independently for each quarter. The sum of the quarters may not necessarily be equal to the full year earnings per share amount. The earnings per share data have been restated with the Company's required adoption of Statement of Financial Accounting Standard No. 128, "Earnings per Share."

(c) Includes acquisition-related expenses of $1,591 (Omnicare $978; CompScript $613) relating to pooling-of-interests transactions. Such expenses, on an aftertax basis, were $1,467 (Omnicare $854; CompScript $613), or $.02 per basic and diluted share. First quarter income from continuing operations, excluding these expenses as well as other expenses of $499 (aftertax) discussed in note (k) below, was $14,238 ($.17 per basic and diluted share).

(d) Includes acquisition-related expenses of $944 (Omnicare $693; CompScript $75; IBAH $176) relating to pooling-of-interests transactions. Such expenses, on an aftertax basis, were $826 (Omnicare $575; CompScript $75; IBAH $176), or $.01 per basic and diluted share. Second quarter income from continuing operations, excluding these expenses as well as the aftertax nonrecurring charge of $1,078 discussed in (g) below, was $15,625 ($.18 per basic and diluted share).

(e) Includes Omnicare acquisition-related expenses of $1,786 relating to a pooling-of-interests transaction. Such expenses, on an aftertax basis, were $1,642, or $.02 per basic and diluted share. Fourth quarter income from continuing operations, excluding these expenses as well as the aftertax nonrecurring charge of $130 discussed in (i) below, was $18,488 ($.21 per basic and diluted share).

(f) Includes acquisition expenses related to pooling-of-interests transactions of $4,321 before taxes. Such expenses, on an aftertax basis, were $3,935, or $.05 per basic and diluted share. For the year ended December 31, 1997, income from continuing operations, excluding this charge as well as the nonrecurring charge of $7,166 disclosed in (j) below and the other expenses of $499 disclosed in (k) below, was $65,705 ($.77 per basic and $.76 per diluted share).

(g) Includes charges of $1,078 related to a restructuring plan for IBAH's international unit. Such expenses, on an aftertax basis, were $1,078, or $.01 per basic and diluted share.

(h) A nonrecurring charge of $6,313 before taxes and $5,958 after taxes, or $.07 per basic and diluted share, was recorded by Omnicare for the estimated costs and legal and other expenses associated with the tentative settlement of the government investigation of Home Pharmacy Services, Inc., a wholly-owned subsidiary of Omnicare. Third quarter income from continuing operations, excluding the nonrecurring charge, was $17,354 ($.20 per basic and diluted share).

(i) Includes charges of $130 related to a restructuring plan for IBAH's international unit. Such expenses, on an aftertax basis, were $130, or $.00 per basic and diluted share.

(j) Includes nonrecurring expenses of $1,078, $6,313 and $130 before taxes as discussed in notes (g), (h) and (i), respectively. These expenses, in the aggregate, are $7,166 after taxes ($.08 per basic and diluted share).

(k) Represents a loss on the realization of a CompScript note receivable. Such loss, on an aftertax basis, was $499, or $.01 per basic and diluted share.

(l) Relates to the discontinued operations of the software commercialization unit of Research Biometrics, Inc. ("RBI"), a subsidiary of IBAH. All operating results of this business have been reclassified from continuing operations to discontinued operations.

(m) Includes acquisition expenses of $265 before taxes related to a CompScript pooling-of-interests transaction. Such expenses, on an aftertax basis, were $265, or $.00 per basic and diluted share. Income from continuing operations, excluding these expenses, was $11,206 for the second quarter, or $.16 per basic share and $.14 per diluted share.

(n) Includes acquisition-related expenses of $669 relating to a CompScript pooling-of-interests transaction. Such expenses, on an aftertax basis, were $669, or $.01 per basic and diluted share. Income from continuing operations, excluding these expenses as well as the expenses of $510 discussed in (q) below, was $12,349 for the third quarter, or $.17 per basic share and $.16 per diluted share.

(o) Includes acquisition-related expenses of $690 relating to an Omnicare pooling-of-interests transaction. Such expenses, on an aftertax basis, were $534, or $.01 per basic and diluted share. Income from continuing operations, excluding these expenses, was $14,107 for the fourth quarter, or $.17 per basic and diluted share.

(p) Includes acquisition expenses related to pooling-of-interests transactions of $1,624 before taxes. Such expenses, on an aftertax basis, were $1,468 ($.02 per basic and diluted share). For the year ended December 31, 1996, income from continuing operations, excluding these charges as well as the nonrecurring expenses of $510 discussed in (q) below, was $45,641, or $.65 per basic and $.59 per diluted share.

(q) Includes a charge of $510 relating to the purchase of RBI (a subsidiary of IBAH), representing the write-off of the portion of the RBI purchase price allocated to in-process software research and development. Such expenses, on an aftertax basis, were $510, or $.01 per basic and diluted share.

                                      30